EXHIBIT 6.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

NOTE B: CONVERTIBLE NOTE

Principal Amount: $390,000	Issue Date: December 15th, 2023

FOR VALUE RECEIVED, GREEN STAR PRODUCTS, INC., a Utah corporation (“Borrower” or “Company”), hereby promises to pay to the order of JUDD HOLDING CORP (“JUDD”), a Delaware C Corp, or its registered assigns (the “Holder”), on June 1st 2027, (“Maturity Date”), the sum of $390,000.00 as set forth herein. Together with interest on the unpaid principal balance hereof at the rate of one (5%) per annum to start being accrued after December 15th, 2024  (the “Interest Rate”) from the date of issuance hereof until this Note plus any and all amounts due hereunder are paid in full.

Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in that certain Securities Purchase Agreement entered into by and between the Company and Holder dated on or about the date hereof, pursuant to which this Note was originally issued (the “Securities Purchase Agreement”).

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the borrower or holder thereof.

The following terms shall apply to this Note:

ARTICLE I. PAYMENT TERMS AND CONDITIONS

1.1 Prepayment.

At any time and from to time to time beginning on the Issue Date up until one (1) year later on Dec 15th 2024, Borrower shall have the right to prepay the outstanding balance on this Note in part or in full. Any notices of prepayment (“Prepayment Notice”) shall be delivered to the Holder via email at ceo@juddholdingcorp.com and shall state: (a) that the Borrower is exercising its right to prepay the Note, (b) the date of prepayment which shall be not more than ten (10) business days from the date of the Prepayment Notice, and (c) the amount of prepayment, if not the Principal Amount.

1

1.2 Original Payment Schedule

The following Original Payment Schedule shows the Due Dates, Installment Amounts, and the Outstanding Balance of principal plus 5% interest amortized at four (4) payments annually with ten (10) payments over the term of the note. An Amended Payment Schedule may be sent to Borrower at least 30 calendar days in advance of the first installment date adjusting for any prepayments less than the Principal Amount that are received by Holder prior to Dec 15th 2024.

Original Payment Schedule for $390,000 Principal Amount
Due Date	Installment Amount	Interest Per Installment	Principal Remaining
3/3/2025	$41,731	$4,875	$353,144
6/2/2025	$41,731	$4,414	$315,827
9/2/2025	$41,731	$3,948	$278,044
12/1/2025	$41,731	$3,475	$239,788
3/2/2026	$41,731	$2,997	$201,055
6/1/2026	$41,731	$2,513	$161,837
9/1/2026	$41,731	$2,023	$122,129
12/1/2026	$41,731	$1,526	$81,924
3/1/2027	$41,731	$1,024	$41,217
6/1/2027	$41,731	$515	$0

Totals

1.2 Payments

Each Installment Amount shall be wired to the Holder’s account at Chase Bank and received by 5:00pm Charlotte, NC time on or before the specified due date.

Routing 021000021

Account 838729298

Judd Holding Corp.

624 Tyvola Rd, Suite 103 #186

Charlotte, NC 28217

1.3 Late Payment

If the full Installment Amount has not been received by 5:00pm Charlotte, NC time on the date it is due, Borrower enters a ten (10) business day Late Payment period. During this period, Borrower can complete full payment of the Installment Amount plus a 10% penalty of whatever amount is due (maximum of $4,173 per penalty).

2

ARTICLE II. CONVERSION RIGHTS

2.1 Conversion Right.

If any Installment Amount plus 10% penalty has not been received in accordance with Section 1.3 above, Holder shall have the right to convert the total of the unpaid Installment Amount plus the 10% Penalty into shares of common stock on the next business day.

The Conversion will result in fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the conversion price (the “Conversion Price”) determined as provided herein (a “Conversion”). The number of shares of Common Stock to be issued upon each Conversion of this Note (“Conversion Shares”) shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached here to as Exhibit A (the “Notice of Conversion”), delivered to the Borrower by the Holder provided that the Notice of Conversion is submitted by e-mail to the Borrower before 11:59 p.m., Charlotte, NC time on such conversion date (the “Conversion Date”).

2.2 Conversion Amount

The conversion amount (the “Conversion Amount”) shall be equal to the Installment Amount plus 10% penalty, less any partial payments validly received.

2.3 Conversion Price.

The conversion price hereunder (the “Conversion Price”), shall be fixed at $0.001 par value. Par value of any class of stock of the Company may not be altered or amended while this note is outstanding.

2.4 Authorized Shares.

The Borrower agrees they will, at all times while this Note is outstanding, maintain a reserve from its authorized and unissued Common Stock of ninety million (90,000,000) shares, representing a reserve equal to the conversion of two (2) periods of fully unpaid Installment Amount plus 10% penalty.

2.5 Method of Conversion.

a)

Mechanics of Conversion. Subject to Section 2.1, this Note may be converted by the Holder in part from time to time by submitting to the Borrower a Notice of Conversion (via e-mail or other written notice) dispatched on the Conversion Date prior to 11:59 p.m., Charlotte, NC time.

b)

Book Entry upon Conversion. The Holder and the Borrower shall maintain records showing the amount(s) so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Note upon each such conversion. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

3

c)

Payment of Taxes. The Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of this Note.

d)

Delivery of Common Stock upon Conversion. Upon receipt by the Borrower from the Holder via e-mail (or other written notice) of a Notice of Conversion meeting the requirements for conversion, the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates for the Common Stock issuable upon such conversion within five (5) business days after such receipt or such an event in accordance with the terms hereof.

e)

Obligation of Borrower to Deliver Common Stock. Upon receipt by the Borrower of a duly and properly executed Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount of this Note shall be reduced to reflect such conversion or adjustment.

f)

The Borrower acknowledges that it will take all reasonable steps necessary or appropriate, including accepting an opinion of counsel to Holder confirming the rights of Holder to sell shares of Common Stock issued to Holder on conversion or adjustment of the Note pursuant to Rule 144 as promulgated by the SEC (“Rule 144"), as such Rule may be in effect from time to time. So long as the requested sale may be made pursuant to Rule 144 the Borrower agrees to accept an opinion of counsel to the Holder which opinion will be issued at the Seller’s expense.

2.6 Restricted Securities.

The shares of Common Stock issuable upon conversion or adjustment of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration.

ARTICLE III. DEFAULT

3.1 Borrower Default of Note. In the event of any two (2) subsequent quarterly periods where Borrower has not paid to Holder the Installment Amount plus the 10% penalty by the end of each respective Late Payment period, regardless of any previous or ongoing conversions by Holder, Borrower will be deemed in default of the Note and the unpaid Principal Balance together with all accrued interest shall be immediately due.

3.2 Upon Default by Borrower, Holder will send written Notice of Default to Borrower via e-mail and overnight courier. The duly given notice will include explicit instructions to be completed within three (3) business days that include but are not limited to the following:

(a)	Obtain a Medallion Signature on the Letter of Instructions transferring all control shares to Holder or their assignees
(b)	Physically send the completed Letter of Instructions via overnight mail or courier to ClearTrust LLC and the tracking number immediately emailed to Holder.
(c)	E-mail the fully singed Corporate Resolution and Letters of Resignation of the Board to Holder
(d)	Complete any other actions as directed by Holder without delay or harm to Company or Holder

4

ARTICLE IV. MISCELLANEOUS

4.1. Notices.

All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, in accordance with Section of the Securities Purchase Agreement.

4.2. Amendments.

This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument (and the other Notes issued pursuant to the Purchase Agreement) as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.3. Assignability.

This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the 1933 Act). Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

4.4. Cost of Collection.

If default is made in the payment of this note, Borrower will be held liable for any damages should they attempt to delay the transfer of control and/or harm the Company and/or Holder and it’s representatives. Borrower shall pay Holder hereof costs of collection, including reasonable attorneys’ fees.

4.5. Governing Law.

This Note shall be governed by and construed in accordance with the laws of the State of Utah without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.

IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be signed in its name by its duly authorized Officers & Directors as of the Issue Date first set forth above.

Green Star Products, Inc.

Board of Directors

Name: Dennis Hopkins	Name: Gina Brosenne	Name: Blake Brosenne
Title: President & CEO, Director	Title: Vice President, Secretary, Treasurer, Director	Title: Director

5

EXHIBIT A

NOTICE OF CONVERSION

[EXAMPLE OF NOTICE]

The undersigned hereby elects to convert principal under the Convertible Note of Green Star Products, Inc., a Utah corporation (the Company”), into shares of common stock, par value $0.001 (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below.

No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned agrees to comply with the delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Issue Date of Note: December 15, 2023

Date to Effect Conversion: _____________

Principal Amount of Note: $390,000

Amount of Note to be Converted: $________________

Number of shares of Common Stock to be issued: _______________________

Remaining Balance of Note (Principal + Interest): $__________________